News Release

Luby's, Inc.
2211 Northeast Loop 410
P.O. Box 33069
San Antonio, Texas 78265-3069
210/654-9000
www.lubys.com

For additional information contact: Adam Carter, Communications Director, 832-435-3084

FOR IMMEDIATE RELEASE

NOTE: Updated Earnings Release
There was a classification error in the Company's announcement released yesterday,
November 13, 2003. This press release replaces that announcement in its entirety.

Luby's Announces Fourth Quarter, End-of-Year Results
- Company Pays Down $14.6 Million in Bank Debt Principal During Fourth Quarter -

SAN ANTONIO, TX - November 14, 2003 - Luby's, Inc. (NYSE: LUB) today announced the results of operations for the fourth quarter and fiscal year ended August 27, 2003.

"During the fourth quarter, the Company focused on continuing the work started in March 2003 with the launch of the new business plan," said Chris Pappas, President and CEO.  "We have returned to a focus on our core Texas markets.  We have closed more than 40 of our underperforming stores and sold a number of them to pay down our bank debt.  And we continue to make progress in our efforts to improve efficiency in the restaurants."

Bank debt paydowns, primarily from the sale of real estate, totaled $14.6 million in the fourth quarter.  The Company previously announced that during the implementation of the business plan it will report same-store sales and cash flow results of the Company's approximately 140 core stores.  Same-store sales for these core stores declined 1.8% for the fourth quarter, and these stores achieved a cash flow margin of 17.9%.  For the year, the sales decline was 2.3%, with these stores achieving a cash flow margin of 15.6%.  Store-level cash flow margins are defined as sales minus food cost, payroll, and occupancy and other expenses, as a percent of sales.

For the fourth quarter, total Company sales declined approximately 3.9% to $96.7 million from $100.7 million a year ago.  Of the total decrease, $2.3 million related to a 2.4% decline in same-store sales; the remainder related to net store closures specified in prior disposal plans.  Total prime costs (food and labor) for the fourth quarter decreased as a percentage of sales from 57.8% to 54.9%.  Food cost decreased from 26.6% to 26.1%, complemented by a labor cost decrease from 31.2% to 28.8%.  The decrease in food cost was related primarily to efforts to better manage costs at the restaurant level using a targeted budgeting tool.  The decrease in labor cost was primarily the result of the continued efforts to improve efficiency.  Luby's reported income before discontinued operations for the fourth quarter of $1.7 million and a net loss of $1.6 million, which included a $3.2 million charge for discontinued operations.  This compares favorably to the fourth quarter of fiscal 2002, which featured an income before discontinued operations of $175,000 and a net loss of $2.0 million.

"The hard work of all of our employees is evident in the successes we have had at controlling our costs in the restaurants," said Pappas.  "Returning Luby's to the status of a healthy, strong organization remains a long-term goal.  We will continue to focus on opportunities to make Luby's a more efficient, better performing organization by improving our operations and managing our costs, both in the restaurants and at the headquarters level."

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For fiscal 2003, total Company sales were $318.5 million, down 4.8% from $334.5 million in fiscal 2002.  Of the total decrease, $8.7 million related to a 2.7% decline in same-store sales.  Also, $9.5 million of the total decline related to net store closures specified in prior disposal plans.  These decreases were offset by the positive impact of two additional days of sales of $2.2 million.  Over the course of the year, the Company lowered its bank debt balance by $26.9 million, from $118.4 million at the end of fiscal 2002 to $91.6 million at the end of fiscal 2003.

The Company's prime costs (food and labor) decreased as a percentage of sales from 57.5% in fiscal 2002 to 56.3% in fiscal 2003.  The cost of food, which increased from 25.5% last year to 27.3% this year, was offset by a decrease in labor, from 32.0% last year to 29.0% this year.  Increased food cost for the year was the result of a strategy to deliver more value to the customer; however, the recent implementation of food cost budgeting systems has enabled the Company to better manage these costs.  The cost of labor decreased from the prior year primarily because of tools used in the restaurants to manage labor costs as well as lower workers' compensation expense related to the Company's comprehensive in-house safety and claims management programs.

For the year, general and administrative expenses rose $2.1 million.  This was partially attributable to an increase in professional costs due to a fixed-asset, cost segregation study on tax depreciation completed during the third quarter.  Consulting fees were also higher than in the prior year, due mostly to efforts related to the development of the business plan and the continued negotiations with the Company's bank group.  Additional increases were a result of increased investment in personnel to improve labor and food costs and facilities management.

The Company recognized two charges to its earnings during the fiscal year as a result of store closures.  The first charge of approximately $2.1 million - shown as a provision for asset impairments and restaurant closings - impacted the Company's income (loss) from operations.  This provision primarily included write-downs to currently operating restaurants marked for closure under the business plan.  The second charge of approximately $30.6 million - shown as discontinued operations - included noncash impairment charges of approximately $19.2 million whereby applicable restaurants closed during the fiscal year were written down to their net realizable value.  Additional charges within discontinued operations included operating losses from those closed locations, allocated bank-debt interest expense, and termination costs associated with the implementation of the business plan to date, including lease settlements and carrying costs of closed stores.  For the fiscal year, the Company reported a loss before discontinued operations of $2.5 million.  After including the discontinued operations charge, the Company lost $33.1 million for the year.  This compares to fiscal 2002, which featured a loss before discontinued operations of $2.8 million and a net loss of $9.7 million.

Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its 144 restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states.  Luby's stock is traded on the New York Stock Exchange (symbol LUB).  For more information about Luby's, visit the Company's web site at www.lubys.com.

The Company will hold its quarterly conference call with financial analysts to discuss fiscal 2003 year-end results on Friday, November 14, at 1:30 p.m. (Central Time).  Interested investors are invited to listen to the call by dialing 800-758-6974; a pass code is not required.  A replay will be available following the call through November 21, 2003.  The replay number is 800-642-1687, Conference I.D. number 3837296.

The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company's business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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Prior period results have been reclassified to show the retroactive effect of discontinued operations per the new business plan.  Reclassification facilitates more meaningful comparability to the Company's current information.  As stores are closed in the future and presented in discontinued operations, quarterly and annual financial statements, where applicable, will be reclassified for further comparability.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Quarter Ended		Year Ended

	August 27,	August 28,	August 27,	August 28,
	2003	2002	2003	2002
	(112 days)	(112 days)	(364 days)	(362 days)

SALES	$96,743	$100,657	$318,521	$334,473

COSTS AND EXPENSES:
Cost of food	25,254	26,721	87,048	85,275
Payroll and related costs	27,845	31,433	92,416	106,969
Occupancy and other operating expenses	28,692	29,626	97,708	101,178
Depreciation and amortization	5,543	5,679	18,104	18,122
General and administrative expenses	6,426	5,870	23,326	21,216
Provision for asset impairments and restaurant closings	156	55	2,060	271

TOTAL COSTS AND EXPENSES	93,916	99,384	320,662	333,031

INCOME (LOSS) FROM OPERATIONS	2,827	1,273	(2,141)	1,442
Interest expense	(3,028)	(2,216)	(7,610)	(7,676)
Other income, net	1,852	1,461	7,217	2,374

Income (loss) before income taxes	1,651	518	(2,534)	(3,860)
Provision (benefit) for income taxes	-	343	-	(1,032)

Income (loss) before discontinued operations	1,651	175	(2,534)	(2,828)
Discontinued operations, net of taxes	(3,249)	(2,147)	(30,560)	(6,825)

NET INCOME (LOSS)	$(1,598)	$(1,972)	$(33,094)	$(9,653)

Income (loss) per share -- before discontinued operations - basic and assuming dilution	0.07	0.01	(0.11)	(0.13)
Income (loss) per share -- from discontinued operations - basic and assuming dilution	(0.14)	(0.10)	(1.36)	(0.30)

Net income (loss) per share -- basic and assuming dilution	$(0.07)	$(0.09)	$(1.47)	$(0.43)

Average number of shares outstanding	22,456	22,433	22,451	22,428

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 27,	August 28,
	2003	2002

ASSETS
Current Assets:
Cash	$871	$1,584
Short-term investments	20,498	24,122
Trade accounts and other receivables	283	185
Food and supply inventories	1,798	2,197
Prepaid expenses	3,485	1,667
Income tax receivable	--	7,245
Deferred income taxes	2,726	2,726

Total current assets	29,661	39,726
Property held for sale	32,946	8,144
Investments and other assets	547	4,642
Property, plant, and equipment -- at cost, net	217,676	289,967

Total assets	$280,830	$342,479

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$12,488	$19,077
Accrued expenses and other liabilities	20,978	21,735
Convertible subordinated notes, net - related party	6,973	--
Credit-facility debt	91,559	118,448

Total current liabilities	131,998	159,260
Convertible subordinated notes, net - related party	--	5,883
Accrued claims and insurance	3,729	5,142
Deferred income taxes and other credits	11,528	5,460
Reserve for restaurant closings	1,663	3,114

Total liabilities	148,918	178,859

SHAREHOLDERS' EQUITY
Common stock, $.32 par value; authorized 100,000,000 shares, issued 27,403,067 shares in 2003 and 2002	8,769	8,769
Paid-in capital	36,916	37,335
Deferred compensation	(679)	(1,989)
Retained earnings	191,968	225,062
Less cost of treasury stock, 4,946,771 and 4,970,024 shares in 2003 and 2002, respectively	(105,062)	(105,557)

Total shareholders' equity	131,912	163,620

Total liabilities and shareholders' equity	$280,830	$342,479

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The Company's operating performance is evaluated using several measures.  One of those measures, EBITDA, is derived from the income (loss) from operations GAAP measurement.  EBITDA has historically been used by the Company's credit-facility lenders to measure compliance with certain financial debt covenants. The Company's credit-facility debt agreement defines EBITDA as the sum of operating income, plus nonrecurring, noncash charges which decrease operating income, plus depreciation and amortization, minus nonrecurring credits which are included in operating income.  The agreement further specifies that EBITDA shall exclude the noncash portion of the CEO's and the COO's stock option compensation, cost of stock options with employees, accounting requirements for future store closings required by GAAP, and costs of closing a store location.

	Quarter Ended		Year Ended

	August 27,	August 28,	August 27,	August 28,
	2003	2002	2003	2002
	(112 days)	(112 days)	(364 days)	(362 days)

	(In thousands)

Income (loss) from operations	$2,827	$1,273	$(2,141)	$1,442
Less excluded items:
Provision for asset impairments and restaurant closings	156	55	2,060	271
Depreciation and amortization	5,543	5,679	18,104	18,122
Noncash executive compensation expense	403	405	1,310	1,310

EBITDA	$8,929	$7,412	$19,333	$21,145

While the Company and many in the financial community consider EBITDA to be an important measure of operating performance, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States, such as operating income and net income.  In addition, the Company's definition of EBITDA is not necessarily comparable to similarly titled measures reported by other companies.

COMPARATIVE QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

		Quarter Ended (unaudited)

	Year-to-Date	August 27,	May 7,	February 12,	November 20,
	Fiscal 2003	2003	2003	2003	2002

	(364 days)	(112 days)	(84 days)	(84 days)	(84 days)

Sales	$318,521	$96,743	$74,208	$73,899	$73,671
Gross profits	139,057	43,644	32,858	31,722	30,833
Discontinued operations	(30,560)	(3,249)	(21,990)	(2,393)	(2,928)
Net income (loss)	(33,094)	(1,598)	(24,990)	(3,405)	(3,101)
Net income (loss) per share	$(1.47)	$(0.07)	$(1.11)	$(0.15)	$(0.14)

		Quarter Ended (unaudited)

	Year-to-Date	August 28,	May 8,	February 13,	November 21,
	Fiscal 2002	2002	2002	2002	2001

	(362 days)	(112 days)	(84 days)	(84 days)	(82 days)

Sales	$334,473	$100,657	$78,311	$76,391	$79,114
Gross profits	142,229	42,503	35,257	33,199	31,270
Discontinued operations	(6,825)	(2,147)	(1,181)	(1,488)	(2,009)
Net income (loss)	(9,653)	(1,972)	(174)	(2,162)	(5,345)
Net income (loss) per share	$(0.43)	$(0.09)	$(0.01)	$(0.09)	$(0.24)

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